Exhibit 4.1

DATED AS OF OCTOBER 31, 2019

THE SELLERS IDENTIFIED HEREIN

HORIZON AIRCRAFT FINANCE III LIMITED

and

HORIZON AIRCRAFT FINANCE III LLC

and

THE OTHER PURCHASERS IDENTIFIED HEREIN

PURCHASE AGREEMENT

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	PURCHASE AND SALE	13

3.	CLOSING	17

4.	RELIANCE; PAYMENTS	21

5.	ADDITIONAL OBLIGATIONS WITH RESPECT TO REMAINING AIRCRAFT	22

6.	SUBSTITUTION AND TERMINATION	23

7.	NON-DELIVERY EVENTS	25

8.	REPRESENTATIONS AND WARRANTIES OF SELLERS	25

9.	INDEMNITIES	27

10.	TAXES	30

11.	LIMITATIONS ON WARRANTIES AND INDEMNITIES	32

12.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER GROUP	33

13.	ADDITIONAL COVENANTS AND AGREEMENTS	33

14.	CONDITIONS	34

15.	MISCELLANEOUS	40

i

CONTENTS

EXHIBIT A SELLERS AND ASSETS

SCHEDULE 1 REPRESENTATIONS AND WARRANTIES OF SELLERS

SCHEDULE 2 THE ISSUER GROUP REPRESENTATIONS AND WARRANTIES

SCHEDULE 3 PARTICULARS OF THE AIRCRAFT

SCHEDULE 4 FORM OF BILL OF SALE

SCHEDULE 5 RENT TRANSFER AMOUNTS

SCHEDULE 6 THE TRANSFERRING COMPANIES

SCHEDULE 7 THE TRANSFERRING TRUSTS

SCHEDULE 8 THE TRANSFERRING SUBSIDIARIES

SCHEDULE 9 UNOWNED AIRCRAFT

SCHEDULE 10 FORM OF SHARE TRANSFER

SCHEDULE 11 FORM OF ASSIGNMENT OF BENEFICIAL INTEREST

ANNEX 1 DISCLOSURE LETTER

ii

THIS AGREEMENT is dated as of October 31, 2019

AMONG:

(1)	THE SELLERS LISTED ON EXHIBIT A HERETO;

(2)	HORIZON AIRCRAFT FINANCE III LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the Cayman Issuer); and

(3)	HORIZON AIRCRAFT FINANCE III LLC, a Delaware limited liability company (the US Issuer and, together with the Cayman Issuer, the Issuers).

RECITALS:

A.
The Issuer Group has agreed to acquire from the Sellers, as applicable, the Aircraft Interests or the Aircraft (as hereinafter defined) on the terms and conditions set out in this Agreement, including the provisions contained in Clause 4.

B.
Amounts payable by the Issuer Group for the acquisition by way of sale and purchase from the Sellers of the Aircraft Interests and the Aircraft will be financed, directly or indirectly, in whole or in part, through the issue of financial instruments (including the Initial Notes and the E Note).

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions:

In this Agreement unless the context requires otherwise:

Action means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority;

Affiliate means, with respect to any person, any body corporate which is (a) a subsidiary or a holding company of such person or (b) a subsidiary of any body corporate of which that person is also a subsidiary, except that neither any share trustee nor any special purpose company whose shares are owned by any such share trustee shall be regarded as an Affiliate of any person;

Agreed Form means, when used in relation to any draft certificate, document, agreement or opinion referred to in this Agreement, substantially in the form agreed between the applicable Seller and the Issuers (including as was agreed to prior to the Initial Closing Date);

Aircraft means the 18 aircraft listed or referred to in Exhibit A and any Substitute Aircraft agreed to by the Issuer Group in accordance with Clause 6 of this Agreement, together with, unless otherwise specified, all Engines, Parts and Aircraft Documents related thereto, unless a Termination Notice has been delivered with respect to such aircraft or this Agreement has been terminated in relation to such aircraft pursuant to Clause 6.3;

Aircraft Documents means, in respect of any Aircraft, all manuals, log books, technical data and other records and documents relating to such Aircraft which are defined as “Aircraft Documents” (by way of a similar definition) in the relevant Lease;

Aircraft Interests means, together, the Beneficial Interests in each Transferring Trust and the Shares of each Transferring Company. For the purposes of this definition, the Aircraft to which an Aircraft Interest relates is the Aircraft, legal title to which (where the Aircraft Interest is a Beneficial Interest) is held by, or which is leased by (or which is to be held by or leased by), the relevant Transferring Trust or a Transferring Subsidiary of that Transferring Trust or (where the Aircraft Interest is comprised of the Shares of any Transferring Company) any Aircraft which is legally and beneficially owned by, or leased by (or which is to be owned by or leased by), that Transferring Company or a Transferring Subsidiary of that Transferring Company;

Aircraft Non-Delivery Amount means, with respect to any Remaining Aircraft to which the payment provisions of Clause 4.3 apply, an amount (which may be positive or negative) equal to the sum of:

(i)
an amount (which may be positive or negative) equal to (A) the aggregate amount of all Lease Expenses in respect of such Remaining Aircraft paid by the Issuers pursuant to Clause 5.1 (or, in the case of a Substitute Aircraft, all such Lease Expenses paid by the Issuers in respect of the relevant replaced Remaining Aircraft through the date of substitution and all Lease Expenses paid in respect of the Substitute Aircraft thereafter) less (B) the aggregate of all amounts corresponding to Rental Payments and Maintenance Rent transferred to the Collections Account with respect to such Remaining Aircraft pursuant to Section 3.08(f) of the Indenture; plus

(ii)
an amount equal to (A) the portion of the Outstanding Principal Balance of the Initial Notes to be redeemed in an Acquisition Balance Redemption on the applicable Redemption Date in respect of such Remaining Aircraft in accordance with Section 3.10(b) of the Indenture less (B) the balance on deposit in the sub-account in the Aircraft Acquisition Account in respect of such Remaining Aircraft on such Redemption Date; plus

(iii)
an amount equal to (A) interest at the rate of 3.856% per annum for the period from the Initial Closing Date to such Redemption Date on the Allocable Repayment Amount in respect of such Remaining Aircraft calculated as of the applicable Redemption Date less (B) the sum of (1) any Interest Amount previously paid by or on behalf of the Issuers with respect to the Initial Notes to be redeemed in the Acquisition Balance Redemption on or prior to such Redemption Date and (2) the amount of all Investment Earnings on the amounts on deposit in the sub-account in the Aircraft Acquisition Account relating to such Remaining Aircraft on such Redemption Date; plus

(iv)
an amount equal to interest at the rate of 12.00% per annum for the period from the Initial Closing Date to such Redemption Date on the Allocable E Note Amount for such Remaining Aircraft less any amounts distributed to the E Note Account pursuant to Section 3.09 of the Indenture during such period that is allocable to such Remaining Aircraft (such allocation to be based on the Designated Percentage of such Remaining Aircraft);

Aircraft Owner means, in respect of any Aircraft, the Person which immediately prior to the Closing of such Aircraft (or the Aircraft Interest which relates to such Aircraft) holds title to such Aircraft;

Aircraft Purchase Agreements means the aircraft purchase agreements or equivalent agreements (including assignment agreements in respect of aircraft purchase agreements and any Bills of Sale) relating to the Aircraft together with any other agreements, in each case, entered into by the relevant Seller, Transferring Trusts, Transferring Companies or Transferring Subsidiaries which effects the acquisition of one or more Aircraft by such Seller, Transferring Trusts, Transferring Companies or Transferring Subsidiaries, as applicable;

Allocable E Note Account means, for each Remaining Aircraft, the amount set forth on Exhibit A for such Remaining Aircraft under the heading “Allocable E Note Amount”;

Base Purchase Price means the “Purchase Price Balance” as defined in the Indenture, and as set forth on Exhibit A;

Beneficial Interests means the 100% beneficial interests held by the relevant Trustors in the Transferring Trusts and Transferring Trust Estate;

Bills of Sale means (i) with respect to each Aircraft that is owned by, or is to be owned by, a Transferring Company, a Transferring Subsidiary or a Transferring Trust, the bills of sale relating to such Aircraft, showing that title to such Aircraft is held by such Transferring Company, Transferring Subsidiary or Transferring Trust, as applicable and (ii) for any Aircraft to be directly transferred from an Aircraft Owner to an Issuer Group Member pursuant to this Agreement, an executed bill of sale from the relevant Aircraft Owner thereof to the relevant Issuer Group Member substantially in the form of Schedule 4 (with such modifications as counsel to any Seller in any delivery location may advise as necessary or desirable) and, as necessary, any FAA bill of sale executed by the relevant Aircraft Owner thereof;

Closing means, in relation to any Aircraft or Aircraft Interest, the transfer of the legal and/or beneficial title (as applicable) of that Aircraft or Aircraft Interest to an Issuer or the applicable Issuer Group Member in accordance with Clause 3;

Closing Date means, in relation to an Aircraft or Aircraft Interest, the date upon which the Closing of the sale of that Aircraft or Aircraft Interest to an Issuer or applicable Issuer Group Member hereunder takes place;

Delivery Expiry Date has the meaning given to such term in Clause 4.1 hereof;

Delivery Notice has the meaning given to such term in Clause 3.1.1(2) hereof;

directors and secretary, in relation to a Transferring Company or a Transferring Subsidiary, means the persons described in a Delivery Notice as directors and secretary thereof respectively;

Disclosure Letter means the disclosure letter of even date herewith between the applicable Seller(s) and the Issuers (or the applicable Issuer Group Member(s)), a copy of which is annexed hereto as Annex 1, together with any further disclosure letters required under Clause 13.1 in relation to an Aircraft or Aircraft Interest delivered by a Seller to the Issuers or an Issuer Group Member on or before the Closing of the sale of that Aircraft or Aircraft Interest;

Dollars or $ or US$ means the lawful currency of the United States of America;

Engine means each engine listed or referred to in Schedule 3 or as otherwise identified in a Delivery Notice and, in the case of a Substitute Aircraft, each engine owned by the applicable Aircraft Owner and attached to that Substitute Aircraft or, where any such engine has been replaced under the terms of the relevant Lease, and title to the replacement engine has passed to the relevant Aircraft Owner, such replacement engine, and including any and all Parts incorporated in, installed on or attached to such engine or replacement engine;

Event of Loss means, in respect of any Aircraft, an “Event of Loss” or “Total Loss” as such term or similar term is defined under the applicable Lease;

Governmental Authority means any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body;

Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

Guarantor means, with respect to any Guaranty, the provider of such Guaranty as set forth in Exhibit A hereto for each Aircraft;

Guaranty means, with respect to each Seller and the obligations of such Seller hereunder, the guaranty in respect of such obligations executed and delivered by the relevant Guarantor on or prior to the Closing Date with respect to each Aircraft hereof in favor of the relevant Issuer Group Member in form and substance reasonably acceptable to such Issuer Group Member;

Indenture means the Trust Indenture dated as of the date hereof between the Issuers, UMB Bank, N.A., as trustee and as operating bank, Maples Fiduciary Services (Ireland) Limited, as managing agent, and MUFG Union Bank, N.A., as liquidity facility provider;

Initial Aircraft means the Aircraft delivered on the Initial Closing Date, if any;

Initial Aircraft Interests means the Aircraft Interests delivered on the Initial Closing Date, if any;

Initial Closing Date Appraised Value is, for an Aircraft, specified in Exhibit A hereto;

Investment Earnings means investment earnings on funds on deposit in the Aircraft Acquisition Account (or the applicable Aircraft Acquisition Sub-Account) established pursuant to section 3.01(a) of the Indenture net of losses realized and investment expenses in making such investments;

Issuer Encumbrance means any Lien which is created by or results from debts or liabilities or actions or omissions of any Issuer Group Member, including Liens created pursuant to the Related Documents;

Issuer Group means the Issuers and each Transferring Trust, each Transferring Company and each Transferring Subsidiary (in each case, once it has been acquired directly or indirectly by an Issuer pursuant to this Agreement) and any other companies or trusts which are, or which on or after the date of this Agreement become, direct or indirect subsidiaries of an Issuer;

Issuer Group Member means a member of the Issuer Group;

Issuer Indemnified Party has the meaning given to such term in Clause 9.1.2;

Issuer Indemnity has the meaning given to such term in Clause 9.1.1;

Issuer Warranties means, the warranties and undertakings of the Issuer Group contained in Schedule 2;

Law means and includes (a) any statute, decree, constitution, regulation, order, judgment or other directive of any Governmental Authority; (b) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above;

Lease means, (i) for each Aircraft other than a Substitute Aircraft, the aircraft lease agreement (including any sublease) described in the “Lease Documents” section of the table in Schedule 3 to this Agreement which relates to the relevant aircraft and (ii), with respect to a Substitute Aircraft, each aircraft lease agreement, conditional sale agreement, hire purchase agreement or other similar arrangement with respect to such Substitute Aircraft, which is identified in the relevant Delivery Notice and effective on the relevant Closing Date;

Lease Documents means, (i) for each Aircraft other than a Substitute Aircraft, the documents described in the “Lease Documents” section of the table in Schedule 3 to this Agreement which relates to the relevant aircraft and is, or is expected to be, effective on the relevant Closing Date and (ii), with respect to a Substitute Aircraft, each lease document with respect to such Substitute Aircraft, which is identified in the relevant Delivery Notice and effective on the relevant Closing Date;

Lease Expenses means, with respect to the Lease relating to a Remaining Aircraft, all costs and expenses relating to the management of such Lease actually incurred by the Sellers (including costs and expenses that would be payable or reimbursable under Section 3.04(b) of the Indenture were they paid or incurred by an Issuer Group Member) from and including the Initial Closing Date to, but excluding, the earlier of (a) the Closing Date on which the Remaining Aircraft or Aircraft Interests of the relevant Remaining Entity to which the Remaining Aircraft relates are transferred to an Issuer or applicable Issuer Group Member and (b) the Non-Delivery Date with respect to such Remaining Aircraft (provided that any such obligations due and owing after such Non-Delivery Date shall be for the sole account of the applicable Seller); provided that, Lease Expenses will be deemed to relate to the period from and including the Initial Closing Date if, and to the extent that, such Lease Expenses become due and owing by the relevant Seller from and after the Initial Closing Date or where the underlying maintenance event occurs on or after the Initial Closing Date; provided further, that, notwithstanding anything herein or any Other Transaction Document to the contrary Lease Expenses shall include certain expenses which the relevant Seller and the Issuers agree in a Disclosure Letter constitute Lease Expenses regardless of when such Lease Expenses became due and owing or when the underlying maintenance event occurred;

Lessee means the lessee under a Lease;

Lessor means the lessor under a Lease;

Liabilities means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any law (including, without limitation, any environmental law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking;

Lien means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, in the case of shares or membership interests, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership of such shares or membership interests;

Losses has the meaning given to such term in Clause 9.1;

Maintenance Rent means any lease payments (whether called maintenance reserves, additional rent, supplemental rent, utilization rent or any similar term in the applicable Lease) that are in addition to a base rent for an Aircraft (regardless of how such base rent is calculated) payable under a Lease based on usage, including hours or cycles of operation of the airframe, engines, life-limited engine parts, landing gear and/or auxiliary power unit of such Aircraft, provided that, if any Aircraft is a Non-Owned Aircraft, until the earliest to occur of (i) the date such Non-Owned Aircraft is actually acquired by a Seller, a Transferring Company, any Transferring Subsidiary or a Transferring Trust (or any of their respective Affiliates), (ii) the Closing Date for such Aircraft and (iii) the Termination Date for such Aircraft, if applicable, Maintenance Rent shall be deemed to have been paid to the relevant Seller in the amounts and on the dates set forth in the relevant Lease, without regard to whether such amounts were actually so received by or for the benefit of such Seller;

Material Adverse Effect means, in respect of any person, any material adverse effect on the business condition (financial or otherwise), operations, performance or properties of the relevant person or persons and its/their subsidiaries, taken as a whole;

Material Damage means, for any Aircraft, damage to such Aircraft in excess of ten percent (10%) of the Initial Closing Date Appraised Value of such Aircraft;

Net Cash Flow Amount means, in respect of any substitution of one or more Substitute Aircraft for a Remaining Aircraft as of any date of determination, an amount, which may be a negative number, determined with respect to such Remaining Aircraft and in the aggregate with respect to all Substitute Aircraft that are replacing such Remaining Aircraft in accordance with the following formula:

LR – (LE + S)

where:

LR = aggregate Rental Payments and Maintenance Rent received (or deemed received) in respect of the Remaining Aircraft, or all such Substitute Aircraft, as applicable, from the Initial Closing Date to such date of determination

LE = aggregate Lease Expenses paid in respect of the Remaining Aircraft, or all such Substitute Aircraft, as applicable, from the Initial Closing Date to such date of determination, and

S = aggregate Servicing Fees (as defined in both Servicing Agreements) paid and accrued but not yet paid in respect of the Remaining Aircraft, or which would have been paid and accrued but not yet paid in respect of the Substitute Aircraft had all such Substitute Aircraft been “Aircraft” from the Initial Closing Date to such date;

Non-Delivery Date means the date of occurrence of a Non-Delivery Event;

Non-Delivery Event has the meaning given to such term in Clause 7.1 hereof;

Non-Owned Aircraft means an Aircraft which, as of the Initial Closing Date and/or the relevant Closing Date, is not owned by a Seller, a Transferring Company, any Transferring Subsidiary or a Transferring Trust;

Non-Owned Transferring Trust means a Transferring Trust which, as of the Initial Closing Date and/or the relevant Closing Date, is not owned by a Seller, a Transferring Company, any Transferring Subsidiary or a Transferring Trust;

Notice and Acknowledgments means the lease amendment, acknowledgment and consent agreements in respect of each Lease with a Lessee, in substantially Agreed Form, regarding the assignment by way of security of such Lease by the Lessor and the obligations of the Lessor with respect to such Lease, in each case, pursuant to the Related Documents;

Novation Agreements means the novation agreements or assignment, assumption and amendment agreements to which a Lessor and an Issuer Group Member is or will be a party, together with any other agreements entered into by a Lessor and an Issuer Group Member, in each case, for the purpose of novating and/or transferring to such Issuer Group Member the rights, benefits and obligations of the relevant Lessor under the relevant Lease, in each case, in Agreed Form;

Other Transaction Documents means the Guarantees, the Bills of Sale referred to in clause (ii) of the definition thereof, the Novation Agreements, the Trust Assignment Agreements, the Notices and Acknowledgments and the Indenture;

Part means any part, component, appliance, accessory, instrument or other item of equipment (other than any of the Engines) incorporated in, installed on or attached to any Aircraft or Engine;

Permitted Aircraft Type means aircraft (i) of each of the following types: (x) Airbus A320 ceo or A320 neo family aircraft or (y) Boeing 737 NG family aircraft or (ii) of any sub-variant of the aircraft in the foregoing clause (i) or any improved version of any such aircraft, or of any new technology program established by Airbus or Boeing;

Permitted Liens, in respect of any Aircraft, means:

(a)	any Issuer Encumbrance;

(b)	any “Permitted Lien” (or other similar term) as defined under the relevant Lease (other than liens created by the relevant Lessor);

(c)
any liens created by or through or arising from debt or liabilities or any act or omission of any Lessee, in each case in contravention of the relevant Lease (whether or not such Lease has been terminated) or without the consent of the relevant Lessor;

(d)
any head lease, lease, conditional sale agreement or option permitted under the Leases or purchase options relating to the Aircraft which would constitute a “Permitted Lien” as defined in the Indenture; and

(e)
any lien for Taxes, assessments or government charges which are not yet due or payable or which are being contested in good faith and for which an adequate reserve has been established in accordance with U.S. GAAP;

Purchase Price has (i) in the case of a Transferring Company, the meaning given to it in Clause 2.2.1(1), (ii) in the case of a Transferring Trust, has the meaning given to it in Clause 2.2.2(1), and (iii) in the case of a Transferring Title Aircraft, has the meaning given to it in Clause 2.2.3(1);

Relevant Solvency Acts means (i) in respect of a company incorporated in, or having its center of main interests in, Ireland, Sections 508, 509 and 570 of the Companies Act, 2014 and (ii) in respect of a company incorporated or formed outside Ireland, any analogous provisions of applicable laws and/or regulations;

Remaining Aircraft means, at any time after the Initial Closing Date, the Aircraft for which the Closing Date has not occurred, including any Substitute Aircraft, but does not include any Aircraft with respect to which the applicable Seller has delivered a Termination Notice or in respect of which this Agreement has been terminated pursuant to Clause 6.3;

Remaining Entities means the Remaining Companies and the Remaining Trusts, and Remaining Entity means any of them;

Remaining Company means, at any time after the Initial Closing Date, and provided that this Agreement shall not have been terminated pursuant to Clause 6.3, any Transferring Company which:

(a)	owns, leases or is to acquire or lease any of the Aircraft; or

(b)	owns or is to acquire any Transferring Subsidiary which owns, leases or is to acquire or lease any of the Aircraft,

and in respect of which the relevant Aircraft or Shares, as the case may be, at that time have not been (a) transferred to an Issuer Group Member, or (b) the subject of a Termination Notice;

Remaining Trust means, at any time after the Initial Closing Date, and provided that this Agreement shall not have been terminated pursuant to Clause 6.3, any Transferring Trust which (i) owns or is to acquire, or leases or is to lease, or (ii) owns or is to acquire any Transferring Subsidiary which owns, leases or is to acquire or lease, any of the Aircraft, and the Beneficial Interests in which at that time have not been (a) transferred to the applicable Issuer; or (b) the subject of a Termination Notice;

Rental Payment means, for any Lease, any scheduled rent thereunder, whether denominated as “Basic Rent”, “Rent” or otherwise, including any rent based on hours or cycles of operation of an Aircraft or Engine such as “power-by-the-hour amounts” and any payments for “excess hour or cycle amounts”, whether or not in addition to a base rent, but which does not constitute Maintenance Rent provided that, if any Aircraft is a Non-Owned Aircraft, until the earliest to occur of (i) the date such Non-Owned Aircraft is actually acquired by a Seller, a Transferring Company, any Transferring Subsidiary or a Transferring Trust (or any of their respective Affiliates), (ii) the Closing Date for such Non-Owned Aircraft and (iii) the Termination Date for such Aircraft, Rental Payments shall be deemed to have been paid to the relevant Seller in the amounts and on the dates set forth in Schedule 9 hereto, without regard to whether such amounts were actually so received by or for the benefit of such Seller;

Security Deposit means, in relation to a Lease, such part of any amounts (whether in the form of cash, a letter of credit or otherwise, and whether described as commitment fee or security deposit) paid by the Lessee to the Lessor to secure the obligations of the Lessee to the Lessor under the Lease in respect of which, at the relevant Closing Date, the relevant Lessee would or might have a claim to repayment, including any interest accrued thereon for the benefit of the relevant Lessee pursuant to the terms of the relevant Lease;

Security Trust Agreement means the Security Trust Agreement dated on or about the date hereof among the Issuers, UMB Bank, N.A., as security trustee and operating bank and the additional grantors identified therein, as supplemented, amended and otherwise modified from time to time;

Security Trustee has the meaning given to such term in the Security Trust Agreement;

Sellers means each of the entities specified on Exhibit A, each a Seller;

Seller Indemnified Party has the meaning given to such term in Clause 9.1.1;

Seller Indemnity has the meaning given to such term in Clause 9.1.2;

Servicer means, collectively, BBAM Aviation Services Limited and BBAM US LP;

Servicing Agreement means the Servicing Agreement dated on or about the date hereof between, inter alios, the Servicer and the Issuers, as amended from time to time, or any replacement servicing agreement;

Shares means in the case of any Transferring Company or any Transferring Subsidiary that is a company, all of the issued and outstanding shares in the capital of such Transferring Company or Transferring Subsidiary, as the case may be, details of which are set out in a Delivery Notice;

Solvent means in respect of a company at any date and on the assumption that the transactions contemplated by this Agreement, the Other Transaction Documents and the Related Documents have been completed or will be completed (as the case may be) on the terms and conditions set out therein that such company on such date:

(a)	is not unable to pay its debts as such debts fall due nor would it be deemed to be unable to pay its debts as such debts fall due within the meaning of the Relevant Solvency Acts; and

(b)
would not become unable to pay its debts as such debts fall due nor would be deemed to be unable to pay its debts as such debts fall due within the meaning of the Relevant Solvency Acts; and the word solvency shall be construed accordingly;

subsidiary shall be construed in accordance with section 7 of the Irish Companies Act 2014;

Substitute Aircraft means each Aircraft which the Issuers agree to accept in substitution for a Remaining Aircraft in accordance with Clause 6.1;

Taxes means any and all present and future sales, use, personal property, customs, ad valorem, value added, turnover, franchise, windfall or other profits, payroll, capital stock, employment, social security, workers’ compensation, unemployment compensation, stamp, transfer, excise, interest equalization, income, gross receipts, limited liability company minimum, limited partnership minimum, corporation, advanced corporation, capital gains, wealth, dividend, deposit interest, import and export, capital or other taxes, fees, withholdings, imposts, duties, deductions, levies, or other charges of any nature, together with any penalties, fines, or interest thereon, imposed, levied, or assessed by, or otherwise payable to, any Governmental Authority;

Tax Indemnifying Party has the meaning set forth in Clause 10.3;

Termination Date has the meaning given to such term in Clause 6.3;

Termination Notice has the meaning given to such term in Clause 6.3;

Transferring Companies means the companies identified in Schedule 6 hereto;

Transferring Subsidiary means any company or trust owned by, or to be acquired by, a Transferring Company or Transferring Trust identified in Schedule 8 hereto or in any relevant Delivery Notice;

Transferring Subsidiary Company means any Transferring Subsidiary which is a company;

Transferring Subsidiary Trust means any Transferring Subsidiary which is a trust;

Transferring Title Aircraft means the Aircraft identified in lines 1-5, 15, 16 and 18 of the table set forth in Exhibit A hereto and any Aircraft that becomes a Transferring Title Aircraft pursuant to Clause 15.5;

Transferring Trust Estate has, in respect of a Transferring Trust, the meaning given to it in the relevant Trust Agreement;

Transferring Trusts means the trusts identified in Schedule 7 hereto;

Trust Agreement means, in respect of any Transferring Trust, the trust agreement or similar document constituting such trust;

Trust Assignment Agreements means the trust assignment and assumption agreements to which any Trustor will be a party, together with any other agreements entered into by any Trustor, in each case, for the purpose of transferring to any Issuer Group Member the rights, benefits and obligations of the owner participants in the Transferring Trusts, in each case, in the Agreed Form;

Trustor means, in respect of any Transferring Trust, the Person which immediately prior to the Closing in respect of such Transferring Trust owns the Beneficial Interests in such Transferring Trust;

VAT means value added Tax and any goods and services, sales or turnover Tax, consumption Tax (including for the avoidance of doubt, Japanese consumption Tax) or charges of a similar kind; and

Warranties means the warranties and undertakings of the Sellers contained in Schedule 1.

1.2	Computation of Time Periods:

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding.

1.3	Statutes:

Any reference in this Agreement and/or in the Schedules hereto to any statute or statutory provision shall be deemed to include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.4	Number, Persons:

Unless the context otherwise requires, words importing the singular number shall include the plural number and vice versa and words importing persons shall include corporations.

1.5	Indenture Definitions:

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Indenture.

1.6	Internal References:

(1)
Words such as hereunder, hereto, hereof and herein and other words commencing with here shall unless the context clearly indicates the contrary refer to the whole of this Agreement and not to any particular Clause, sub Clause, paragraph or sub paragraph hereof.

(2)	References to this Agreement include the schedules, annexes and exhibits hereto and the Disclosure Letter and any amendments made in accordance with Clause 15.5.

(3)
Any reference to any Clause, sub Clause, paragraph or sub paragraph shall be a reference to the Clause, sub Clause, paragraph or sub paragraph of this Agreement in which the reference occurs unless it is indicated that reference to some other provision is intended.

(4)	All references to Schedules, Exhibits and Annexes refer to Schedules, Exhibits and Annexes to this Agreement.

1.7	Headings:

The headings contained in this Agreement and the Schedules are inserted for convenience of reference only and shall not in any way form part of nor affect or be taken into account in the construction or interpretation of any provisions of this Agreement or the Schedules.

2.	PURCHASE AND SALE

2.1	Purchase and Sale:

Upon the terms and subject to the conditions of this Agreement, the applicable Seller (in the case of the transfer of any Transferring Title Aircraft, as legal and beneficial owner (or, in the case of any Transferring Title Aircraft which is a Non-Owned Aircraft, as the Person which, upon valid tender by the relevant Aircraft Owner pursuant to the terms of the relevant Aircraft Purchase Agreement, has the right to take title (or nominate another Person to take title) to such Aircraft), in the case of any Shares in any Transferring Company, as legal and beneficial owner and as registered shareholder, and in the case of any Beneficial Interest in any Transferring Trust, as beneficial owner (or, in the case of any Transferring Trust which is a Non-Owned Transferring Trust, as the Person which, upon valid tender by the relevant Trustor pursuant to the terms of the relevant purchase agreement between such Seller and such Trustor, has the right to acquire the beneficial ownership of (or nominate another Person to acquire the beneficial ownership of) such Transferring Trust), as the case may be) shall sell (or cause to be sold), and the applicable Issuer or the applicable Issuer Group Member shall purchase, in each case, in exchange for the applicable Purchase Price set forth herein:

2.1.1	title to the Transferring Title Aircraft;

2.1.2	the Shares in the Transferring Companies; and/or

2.1.3	the Beneficial Interests in the Transferring Trusts.

2.2	Purchase Price and Other Payments

Where the Aircraft Interest being transferred comprises of Shares in a Transferring Company

2.2.1

(1)
The consideration for the Shares in each Transferring Company to be transferred on the applicable Closing Date shall be calculated based on the aggregate Base Purchase Price of the Aircraft owned by such Transferring Company or, if applicable, a Transferring Subsidiary of such Transferring Company (including for the avoidance of doubt, any Aircraft the Beneficial Interest in which is held by such Transferring Company or a Transferring Subsidiary of such Transferring Company), on such Closing Date less:

(a)
the amount equivalent to Rental Payments (if any) paid prior to such Closing Date pursuant to the Lease of the Aircraft owned by such Transferring Company (or where applicable, a Transferring Subsidiary of such Transferring Company) which relates to the period on and after the Initial Closing Date;

(b)
the amount equivalent to Maintenance Rent (if any) paid prior to such Closing Date pursuant to the Lease of the Aircraft owned by such Transferring Company (or where applicable, a Transferring Subsidiary of such Transferring Company) which relates to the period on and after the Initial Closing Date; and

(c)	any deduction required under Clause 6.2 in respect of the relevant Aircraft;

such amount being the Purchase Price for such Transferring Company and shall be settled only in the manner set out in Clause 2.2.1(2) hereof.

(2)
The obligation of the Issuers or the applicable Issuer Group Member to pay the Purchase Price shall be satisfied and discharged by the payment to or at the direction of the applicable Seller of the Purchase Price for such Transferring Company in accordance with Clause 4.2.

All amounts payable under this Clause 2.2.1 shall be paid on the relevant Closing Date. Any intra-company receivables referenced on the balance sheet of the applicable Seller in respect of such Transferring Company shall be paid in full on or immediately prior to the relevant Closing Date.

Where the Aircraft Interest being transferred is a Beneficial Interest

2.2.2

(1)
The consideration for the Beneficial Interests to be transferred on the applicable Closing Date shall be calculated based on the aggregate Base Purchase Price of the Aircraft owned by the relevant Transferring Trust (or any Transferring Subsidiary of that Transferring Trust) on such Closing Date less:

(a)
the amount equivalent to Rental Payments (if any) paid prior to such Closing Date pursuant to the Lease of the Aircraft owned by such Transferring Trust (or any Transferring Subsidiary of that Transferring Trust) which relates to the period on and after the Initial Closing Date;

(b)
the amount equivalent to Maintenance Rent (if any) paid prior to such Closing Date pursuant to the Lease of the Aircraft owned by such Transferring Trust (or any Transferring Subsidiary of that Transferring Trust) which relates to the period on and after the Initial Closing Date;

(c)	any deduction required under Clause 6.2 in respect of the relevant Aircraft;

(such amount being the Purchase Price for such Beneficial Interest) and shall be settled only in the manner set out in Clause 2.2.2(2).

(2)
The obligation of the applicable Issuer or the applicable Issuer Group Member to pay the Purchase Price for a Transferring Trust on the Closing Date shall be satisfied and discharged by the payment to or at the direction of the applicable Seller of the Purchase Price for such Transferring Trust, in each case in accordance with Clause 4.2.

All amounts payable under this Clause 2.2.2 shall be paid on the relevant Closing Date.

Where title to an Aircraft is being transferred

2.2.3

(1)
The consideration for the Transferring Title Aircraft to be transferred on the applicable Closing Date shall be calculated based on the aggregate Base Purchase Price of the Transferring Title Aircraft on such Closing Date less:

(a)
the amount equivalent to Rental Payments (if any) paid prior to such Closing Date pursuant to the Lease of the Transferring Title Aircraft which relates to the period on and after the Initial Closing Date;

(b)
the amount equivalent to Maintenance Rent (if any) paid prior to such Closing Date pursuant to the Lease of the Transferring Title Aircraft which relates to the period on and after the Initial Closing Date;

(c)	any deduction required under Clause 6.2 in respect of the relevant Transferring Title Aircraft;

(such amount being the Purchase Price for such Transferring Title Aircraft) and shall be settled only in the manner set out in Clause 2.2.3(3) hereof.

(2)
The obligation of the applicable Issuer or the applicable Issuer Group Member to pay the Purchase Price for a Transferring Title Aircraft on the Closing Date shall be satisfied and discharged by the payment to or at the direction of the applicable Seller of the Purchase Price for such Transferring Title Aircraft, in each case in accordance with Clause 4.2.

(3)	The applicable Issuer shall have received a written confirmation of the applicable Servicer, with respect to the insurances maintained in respect of the Transferring Title Aircraft.

All amounts payable under this Clause 2.2.3 shall be paid on the relevant Closing Date.

2.2.4
Schedule 5 sets forth the amount of Rental Payments and Maintenance Rent (if any) received by (or deemed received by) a Seller on or prior to the Initial Closing Date in respect of each Aircraft (set out on an Aircraft-by-Aircraft basis), in each case, which relates to any period on and after the Initial Closing Date. On the Initial Closing Date, pursuant to the Funds Flow, the Managing Agent shall transfer from the Aircraft Acquisition Account to the applicable Collections Account (or retain in the applicable Collections Account in accordance with the Funds Flow) an amount equal to the aggregate amounts set forth on such Schedule 5. Within five Business Days after each Determination Date on or prior to the end of the Delivery Period, each Seller shall (or shall cause the Servicer to) deliver a certificate (which may be included in the monthly report delivered to the Issuers pursuant to Section 9.01 of Schedule 2.02(a) of the Servicing Agreement (the Monthly Services Report) in lieu of a separate certificate) to the applicable Issuer and the Managing Agent with respect to each Aircraft for which a Closing Date (or Non-Delivery Date) has, at the time of such Determination Date, not yet occurred, certifying (on an Aircraft-by-Aircraft basis) the amount of Rental Payments and Maintenance Rent (if any) received by (or deemed received by) a Seller on or prior to such Determination Date pursuant to the Lease of each such Aircraft (other than any amount that was previously set forth on Schedule 5 or in a certificate (or Monthly Services Report) previously delivered pursuant to this Clause 2.2.4). After receipt of each such certificate, the Managing Agent shall, pursuant to Section 3.08(f) of the Indenture, transfer from the relevant sub-accounts in the Aircraft Acquisition Account for such Aircraft to the applicable Collections Account (or in the case of any such amount constituting Segregated Funds, the Lessee-Funded Account) an amount equal to the amount set forth therein.

2.2.5

(1)
If at any time following the transfer of an Aircraft or Aircraft Interest to an Issuer or the applicable Issuer Group Member, a Seller receives any Rent Payment or any Maintenance Rent in respect of such Aircraft or the Aircraft Interests to which such Aircraft relates, it shall, to the extent that such payments relate to any period commencing on or after the Initial Closing Date, promptly pay such amounts to the Issuer Group.

(2)
If at any time following the transfer of an Aircraft or Aircraft Interest to an Issuer or the applicable Issuer Group Member, an Issuer Group Member receives any Rent Payment, any Maintenance Rent or any other amount in respect of such Aircraft or the Aircraft Interests to which such Aircraft relates (including, without limitation, any such amount which an Issuer or the applicable Issuer Group Member may have received as a result of (i) any cash or equity held by Transferring Company or Transferring Trust as of the relevant Closing Date being transferred with such Transferring Company or Transferring Trust on such Closing Date and/or (ii) certain funds and/or bank accounts held by a Transferring Company or Transferring Trust as of the relevant Closing Date remaining with such Transferring Company or Transferring Trust following the relevant Closing), it shall, to the extent that such amounts relate to any period prior to the Initial Closing Date, promptly pay such amounts to the applicable Seller.

2.3	No Liens

2.3.1	The Shares in each Transferring Company shall be sold free from all Liens (other than Permitted Liens) and with the benefit of all rights attached or accruing thereto.

2.3.2	The Beneficial Interests in each Transferring Trust shall be sold free from all Liens (other than Permitted Liens) and with the benefit of all rights attached or accruing thereto.

2.3.3	Each Transferring Title Aircraft shall be sold free from all Liens (other than Permitted Liens) and with the benefit of all rights attached or accruing thereto.

3.	CLOSING

Where the Aircraft Interest being transferred is comprised of Shares in a Transferring Company

3.1
Closing of the sale and purchase of the Shares in each Remaining Company shall take place on each Closing Date on or by which the conditions specified in this Clause 3.1 and in Clause 14 are or have been satisfied (or waived) in relation to that Remaining Company. On the Initial Closing Date, the Initial Aircraft and Initial Aircraft Interests shall be tendered by the applicable Seller to an Issuer for delivery hereunder by the sale of the relevant Aircraft and Aircraft Interests. Closing of the sale and purchase of the Shares in each Transferring Company to be delivered on the Initial Closing Date shall be subject to the conditions in Clause 14 and to the following conditions in relation to that Transferring Company:

3.1.1	such Seller shall deliver to the applicable Issuer Group Member the following insofar as they relate either to the sale and purchase of the Shares in that Transferring Company:

(1)

(a)
a duly executed transfer instrument (in substantially the form appended at Schedule 10 or such other form as may be agreed between such Seller and the applicable Issuer Group Member) in favor of such Issuer or the applicable Issuer Group Member in respect of all the Shares in that Transferring Company together with all existing share certificates issued in respect of such Transferring Company, or in the case of any lost share certificate an indemnity in lieu thereof in terms reasonably satisfactory to such Issuer;

(b)	a duly certified copy of the Register of Members of such Transferring Company, showing such Issuer or the applicable Issuer Group Member as the sole holder of the Shares of such Transferring Company;

(c)
a duly certified copy of the Register of Members of any relevant Transferring Subsidiary Company, showing the relevant Transferring Company as the sole holder of the Shares of such Transferring Subsidiary Company; and

(d)	a copy of the trust agreement in respect of any relevant Transferring Subsidiary Trust, showing that the relevant Transferring Company is the sole beneficiary of such Transferring Subsidiary Trust;

(2)
written notification by such Seller to the Issuers (with a copy to the Managing Agent) in respect of the Aircraft, if any, owned or leased by the relevant Transferring Company (or, where relevant, any Transferring Subsidiary of such Transferring Company), which shall be delivered no less than one Business Day prior to the relevant Closing Date (the Delivery Notice) and shall contain the information described in Warranty 8.1 in Part 1 of Schedule 1 hereto with respect to such Aircraft;

(3)
a copy of any power of attorney under which any document required to be delivered to the applicable Issuer Group Member under this Clause has been executed and such other documents including any waivers or consents as the applicable Issuer Group Member may require to enable such Issuer Group Member to be registered as holders of the Shares of the relevant Transferring Company;

(4)
the copies of the certificate of incorporation or formation or registration and certificates of incorporation or formation or registration on change of name and the seals, statutory books (duly written up to date), books of account, and all other constitutional documents, books, documents or records and papers of the relevant Transferring Company or evidence satisfactory to the applicable Issuer Group Member that they are held by or to the order of the relevant Transferring Company;

(5)
the written resignations of the directors and the other officers (if any) from their respective offices in the Transferring Company, with written acknowledgments from each of them in a form reasonably acceptable to the applicable Issuer Group Member;

(6)
resolutions of the members of the Transferring Company to change the Constitution (or equivalent constitutional and organizational documents) of such Transferring Company, each of the said Constitution (or equivalent constitutional and organizational documents) to conform with those as agreed with the applicable Issuer;

(7)
insofar as not already provided to the applicable Issuer Group Member, a copy of each Lease (and, where applicable, head lease and intermediate lease) to which the relevant Transferring Company (and, where relevant, any Transferring Subsidiary of such Transferring Company) is party (or to which such Transferring Company or Transferring Subsidiary, as the case may be, will become party on such Closing) which, in each case, shall be in compliance with the requirements of the Indenture; and

(8)
insofar as not already provided to the applicable Issuer Group Member, a copy of delivery acknowledgments or Bills of Sale in the possession of the relevant Seller evidencing the title of the relevant Aircraft.

Where the Aircraft Interest being transferred is a Beneficial Interest in a Transferring Trust

3.2
Closing of the sale and purchase of the Beneficial Interest in each Remaining Trust shall take place on each Closing Date on or by which the conditions specified in this Clause 3.2 and in Clause 14 are or have been satisfied in relation to that Remaining Trust. Closing of the sale and purchase of each Transferring Trust to be delivered on the Initial Closing Date shall be subject to the conditions in Clause 14 and to the following conditions in relation to that Transferring Trust:

3.2.1	the applicable Seller shall deliver to the applicable Issuer Group Member the following insofar as they relate either to the sale and purchase of the Beneficial Interest in that Transferring Trust:

(1)
with respect to each Transferring Trust, a Trust Assignment Agreement (in the form appended at Schedule 11 in respect of the Irish Transferring Trusts) in respect of the relevant Beneficial Interest, duly executed by the relevant Trustor, the relevant Issuer Group Member and, if applicable, the owner trustee of such Transferring Trust;

(2)	a copy of the relevant Trust Agreement;

(3)
a duly certified copy of the Register of Members of any relevant Transferring Subsidiary Company, showing the relevant Transferring Trust as the sole holder of the Shares of such Transferring Subsidiary Company;

(4)	a copy of the trust agreement in respect of any relevant Transferring Subsidiary Trust, showing that the relevant Transferring Trust is the sole beneficiary of such Transferring Subsidiary Trust;

(5)
with respect to each Transferring Trust, a Delivery Notice by such Seller to the Issuers (with a copy to the Managing Agent) in respect of the Aircraft owned by the Transferring Trust (or any Transferring Subsidiary of that Transferring Trust) to be transferred which shall be delivered no less than one Business Day prior to the relevant Closing Date and shall contain the information described in Warranty 8.1 in Part 1 of Schedule 1 hereto with respect to such Transferring Trust, any relevant Transferring Subsidiary and the relevant Aircraft;

(6)
a certificate of a duly authorized officer of the owner trustee of the Transferring Trust attaching copies of the constitutive documents of such owner trustee and certifying the signatures of each of the directors or other officers of such owner trustee authorized to sign the Other Transaction Documents to which it is a party;

(7)
insofar as not already provided to the applicable Issuer or applicable Issuer Group Member, a copy of each Lease (and, where applicable, head lease and intermediate lease) to which the relevant Transferring Trust (and any Transferring Subsidiary of that Transferring Trust) is party (or to which such Transferring Trust (or any Transferring Subsidiary of that Transferring Trust) will become party on such Closing) which, in each case, shall be in compliance with the requirements of the Indenture; and

(8)
insofar as not already provided to the applicable Issuer Group Member, a copy of delivery acknowledgments or Bills of Sale in the possession of the relevant Seller evidencing the title of the relevant Aircraft.

Where title to an Aircraft is being transferred

3.3
Closing of the sale and purchase of a Transferring Title Aircraft shall take place on each Closing Date on or by which the conditions specified in this Clause 3.3 and in Clause 14 are or have been satisfied. Closing of the sale and purchase of the Transferring Title Aircraft to be delivered on the Initial Closing Date shall be subject to the conditions in Clause 14 and to the following conditions:

3.3.1	the applicable Seller shall deliver to the applicable Issuer Group Member the following insofar as they relate to the sale and purchase of the relevant Transferring Title Aircraft:

(1)
a copy of the relevant Bill of Sale transferring title to the relevant Transferring Title Aircraft from the relevant Aircraft Owner to the relevant Issuer Group Member duly executed by the relevant Aircraft Owner in a form reasonably satisfactory to the applicable Issuer Group Member, and, insofar as not already provided to the applicable Issuer Group Member, copies of bills of sale in the possession of the relevant Seller for such Transferring Title Aircraft (including each applicable Engine) showing the chain of title from the relevant manufacturer;

(2)
copies of the assignments of warranty in relation to the relevant airframe and engines referred to in Clause 13.2 duly consented to by the relevant manufacturer, but only to the extent unexpired assignable warranties from the airframe and engine manufacturers having material value exist with respect to the applicable Transferring Title Aircraft (provided that any such consents may be obtained within 90 days after such Closing Date);

(3)
the conditions precedent to the effectiveness of the Novation Agreement, as applicable, for the applicable Transferring Title Aircraft which are expressed to be for the benefit of the relevant Issuer Group Member shall have been satisfied in all material respects (or waived by the relevant Issuer Group Member);

(4)
a copy of a Delivery Notice by such Seller to the Issuers (with a copy to the Managing Agent) in respect of the relevant Transferring Title Aircraft to be transferred, which shall be delivered no less than one Business Day prior to the relevant Closing Date and shall contain the information described in Warranty 8.1 in Part 1 of Schedule 1 hereto with respect to such Transferring Title Aircraft; and

(5)
insofar as not already provided to the applicable Issuer Group Member, a copy of each Lease (and, where applicable, head lease and/or sublease) relating to such Transferring Title Aircraft, together with all amendments thereto, which, in each case, shall be in compliance with the requirements of the Indenture.

4.	RELIANCE; PAYMENTS

4.1
The applicable Seller acknowledges and agrees with the Issuers that the applicable Issuer Group Member has relied on such Seller’s representations and agreements set forth in Clause 8 that it will use its reasonable commercial efforts to meet all conditions precedent to the transfer of the Remaining Aircraft or the Transferring Companies and Transferring Trusts with respect to such Remaining Aircraft to the applicable Issuer Group Member prior to two hundred and seventy (270) days after the Initial Closing Date (or, for no more than five (5) of the Remaining Aircraft, three hundred and sixty five (365) days after the Initial Closing Date) (the Delivery Expiry Date), and that the Issuers have obtained financing for the purpose of purchasing all of the Remaining Aircraft or the Remaining Entities with the Remaining Aircraft.

4.2
Following the Initial Closing Date, at any time and from time to time, until the full amount of the Purchase Price in respect of all Aircraft has been paid, subject to receipt by the Issuers (with a copy to the Managing Agent) of a Delivery Notice specifying a date and time for payment (which shall be a Business Day and a time during normal banking hours in New York City) from or on behalf of the applicable Sellers at least one (1) Business Day prior to the proposed date of payment and the satisfaction of the other relevant conditions precedent to Closing set out in this Agreement, the Issuers shall, on such proposed payment date, for the account of the relevant Issuer Group Member, pay to the applicable Seller thereof the Purchase Price for each Aircraft and/or Aircraft Interest listed in the applicable notice as being sold by such Seller.

4.3
With respect to each Remaining Aircraft, upon the occurrence of the Non-Delivery Date with respect to such Remaining Aircraft, the relevant Seller shall pay to the Issuers, for the account of the relevant Issuer Group Member, the Aircraft Non-Delivery Amount (if a positive number) for such Remaining Aircraft on such date.

4.4
Except as otherwise provided in this Agreement, neither the applicable Seller nor the Issuers nor the applicable Issuer Group Member shall have any obligation to make any payments with respect to an Aircraft to the extent such payments relate to any period following the earlier of the Closing Date of the sale of the Aircraft or the Aircraft Interest relating to such Aircraft and the Non-Delivery Date for such Aircraft or Aircraft Interest.

5.	ADDITIONAL OBLIGATIONS WITH RESPECT TO REMAINING AIRCRAFT

5.1
Notwithstanding that the Issuers do not own the Remaining Aircraft, the Issuers (acting jointly and severally) shall pay all Lease Expenses incurred and relating to events that occurred after the Initial Closing Date with respect to each Remaining Aircraft as notified by the Sellers. All Lease Expenses described in this Section shall be paid as “Expenses” or “Maintenance and Modification Expenses” or directly from the Maintenance Reserve Account to the extent permitted under Section 3.04(b) of the Indenture (as applicable) in respect of the relevant Remaining Aircraft in accordance with the terms of the Indenture.

5.2
Each Seller agrees to transfer each Remaining Aircraft, Remaining Trust and Remaining Company and to notify the Issuers immediately if such Seller reasonably believes that it will have to deliver a Termination Notice with respect to any Remaining Aircraft, Remaining Trust or Remaining Company or proposed delivery of a Substitute Aircraft.

5.3
No Seller will be responsible for legal fees and expenses of the E Note Holder (or any Equity Certificate Investor) incurred in connection with the transactions contemplated by this Agreement; provided that, the applicable Seller shall pay for all costs and expenses of the parties as specified below herein incurred in connection with the acquisition of the Aircraft and the Aircraft Interests pursuant hereto: (i) all costs and expenses of such Seller, the Issuers and any relevant Issuer Group Member for the purpose of purchasing such Aircraft or Aircraft Interest, exclusive of any amounts payable in respect of the shares, equity or other capital of such Issuer Group Member, (ii) reasonable legal fees of such Seller, such Issuer Group Member, the Security Trustee and the Initial Purchasers incurred in connection with the drafting, negotiating and delivering, as applicable, any relevant Trust Assignment, Novation Agreement, Notice and Acknowledgement and other conditions precedent to the occurrence of the relevant Closing hereunder, and any other related documentation and advice and for the legal fees and other costs and expenses of the relevant Lessee that are payable or reimbursable to the relevant Lessee under the applicable Lease in connection therewith, (iii) its own legal fees (including those of its local counsel) and the costs of any required filings or registrations incurred in connection with the applicable transfer of an Aircraft or Aircraft Interest, (iv) its own legal fees (including those of their local counsel) and the costs and expenses of all filings and registrations (including with respect to the relevant Aircraft or Lease ownership and security interests under the Uniform Commercial Code or under the Cape Town Convention) and any other security interest relating to the relevant Aircraft or Aircraft Interest or related Lease and other collateral granted under the Security Trust Agreement in connection with the relevant Closing, and any costs and expenses incurred in connection with obtaining each legal opinion required to be delivered in connection with the relevant Closing and (v) the fees of each Appraiser charged in connection with obtaining each appraisal required to be delivered hereunder in respect of the relevant Aircraft.

6.	SUBSTITUTION AND TERMINATION

6.1	Substitution:

The applicable Issuer may in its sole discretion pursuant to a unanimous board resolution accept one or more Substitute Aircraft proposed by a Seller in lieu of one or more Remaining Aircraft provided that:

6.1.1
such Substitute Aircraft is subject to a Lease having aggregate Rental Payments for the remaining term of such Lease (aggregated across the Leases in respect of each Substitute Aircraft replacing such Remaining Aircraft) with a present value that is no less than 90% of the present value of the aggregate Rental Payments for the remaining term of the Lease for the Remaining Aircraft subject to substitution (aggregated across such Leases) (with an applied discount rate of 2% for purposes of both such present value calculations);

6.1.2	the average age of each such Substitute Aircraft is not greater than the average age of the Remaining Aircraft subject to substitution, plus twelve (12) months;

6.1.3
the aggregate Base Purchase Price of the Substitute Aircraft replacing a Remaining Aircraft subject to substitution is equal to or less than the Base Purchase Price for the Remaining Aircraft subject to substitution unless an amount equal to the excess has been funded to the Aircraft Acquisition Account using the proceeds of Additional Advances, and shall otherwise be mutually acceptable to the applicable Seller and the Issuers;

6.1.4	each Substitute Aircraft is, at the time of the substitution thereof, subject to a Lease containing the Core Lease Provisions;

6.1.5
the weighted average remaining term of each Lease of each Substitute Aircraft is, at the time of substitution thereof, greater than or equal to the weighted average remaining term of the Lease of the Remaining Aircraft subject to substitution;

6.1.6	the addition of such Substitute Aircraft shall not result in a breach of the Concentration Limits;

6.1.7	not more than five (5) Remaining Aircraft may be replaced for Substitute Aircraft;

6.1.8	prior written notice of such Substitute Aircraft shall be provided to the Rating Agencies; and

6.1.9	such Substitute Aircraft must be of a Permitted Aircraft Type.

6.2	Effect of Substitution

On agreement by the applicable Issuer to accept one or more aircraft as Substitute Aircraft for one or more Remaining Aircraft, the applicable Seller and the Issuers will execute a supplement to this Agreement (the “Substitute Aircraft Supplement”) containing a supplement to Schedule 3 with information concerning the relevant Substitute Aircraft in the form of the other tables set forth in Schedule 3, containing such other information as is required by this Clause 6.2 and addressing such other matters as the Issuers and such Seller may agree. Each Substitute Aircraft Supplement shall contain a certification in reasonable detail by such Seller of the Net Cash Flow Amount in respect of the relevant Remaining Aircraft and in respect of the related Substitute Aircraft, in each case as of the date of such Substitute Aircraft Supplement. If the aggregate Net Cash Flow Amount for each relevant Substitute Aircraft is greater than such amount for the relevant Remaining Aircraft on such date, an amount equal to the difference shall be deducted from the Purchase Price payable to the applicable Seller in respect of the Substitute Aircraft on the Closing Date in respect thereof (with such amount being applied to the Purchase Price for the first such Substitute Aircraft to be delivered hereunder and thereafter to each other Substitute Aircraft until applied in full). If the Net Cash Flow Amount for such Remaining Aircraft is greater than such aggregate amount for each such Substitute Aircraft on such date, the Issuers shall pay an amount equal to the difference to the Seller as an “Expense” (as defined in the Indenture) on the earlier of (x) the Payment Date relating to the next following Determination Date and (y) the first Closing Date for any such Substitute Aircraft. Upon delivery of a Substitute Aircraft Supplement, (A) each applicable Substitute Aircraft shall become an Aircraft and a Remaining Aircraft for all purposes of this Agreement and any company or trust that is identified in the Substitute Aircraft Supplement as transferring together with such Substitute Aircraft shall become an Aircraft Interest for all purposes of this Agreement and (B) the Remaining Aircraft that has been subjected to substitution shall cease to be an Aircraft or a Remaining Aircraft for purposes of this Agreement and any related company or trust shall cease to be an Aircraft Interest for purposes of this Agreement.

6.3	Termination:

If a Seller determines with respect to any Aircraft or Aircraft Interest that, using its reasonable commercial efforts, it will not be able to meet the conditions set forth in Clause 14 hereto with respect to the transfer of such Aircraft or Aircraft Interest and will not be able to provide a Substitute Aircraft acceptable to the Issuers, such Seller may (subject to first consulting with the Issuers) give written notice to the Issuers to that effect (each such notice a Termination Notice), specifying the Aircraft or Aircraft Interest to which such Termination Notice applies and the reasons for its inability to meet such conditions. Upon the delivery of such Termination Notice, the obligations of such Seller to transfer such Aircraft or to sell that Aircraft Interest to the applicable Issuer (or an Issuer Group Member, as the case may be) shall terminate (the date of such termination the Termination Date in respect of such Aircraft or Aircraft Interest) and no party shall have any liability to any other party, whether under this Agreement or any Other Transaction Document, in relation to such Aircraft or Aircraft Interest except to the extent of any obligation accruing prior to such date and except as provided in Clauses 4, 5, 7 and 9.

7.	NON-DELIVERY EVENTS

7.1	Definition:

A Non-Delivery Event shall occur:

7.1.1
with respect to a particular Aircraft or Aircraft Interest, upon delivery of a Termination Notice, or upon termination of this Agreement pursuant to Clause 6.3, in each case with respect to such Aircraft or Aircraft Interest;

7.1.2	with respect to all Aircraft or Aircraft Interests with respect to which the Closing Date has not yet occurred at such time, upon the earlier to occur of:

(1)
the applicable Seller becoming or being declared insolvent, or an examiner or receiver or liquidator or similar officer being appointed over such Seller or over all or a substantial part of its assets, or such Seller making an arrangement for the benefit of its creditors generally or such Seller taking steps (or steps being taken and not discharged within 21 days) for the winding up or dissolution of such Seller or for the appointment of an examiner to it;

(2)	an Event of Default has occurred under the Indenture; and

(3)	the Delivery Expiry Date.

7.2	Effect of Non-Delivery Event:

This Agreement shall terminate automatically upon the occurrence of a Non-Delivery Event described in Clauses 7.1.1, 7.1.2(1) and 7.1.2(3) and upon written notice by the Issuers after Non-Delivery Event described in Clause 7.1.2(2). Upon such termination, the applicable Seller shall make all payments required by Clause 4 and such Seller and the Issuers shall have no further obligations hereunder except to the extent of any obligation accruing prior to such date and except as provided in Clause 9.

8.	REPRESENTATIONS AND WARRANTIES OF SELLERS

8.1
Subject to Clause 8.2, each relevant Seller hereby represents and warrants with respect to such Seller and the relevant Aircraft or Aircraft Interest being transferred by such Seller in the terms of Schedule 1.

8.2
Each relevant Seller hereby warrants and represents to the applicable Issuer and the applicable Issuer Group Member that, save as disclosed in the Disclosure Letter (as updated and supplemented from time to time pursuant to Clause 13.1):

8.2.1
each of the Warranties is true, correct and not misleading in all material respects on the Initial Closing Date with respect to the facts and circumstances existing at such time (and to the extent only that such Warranties relate to the relevant Seller and any Aircraft, Transferring Company (including, where relevant, any Transferring Subsidiary of such Transferring Company) and/or Transferring Trust (including, where relevant, any Transferring Subsidiary of that Transferring Trust), the Aircraft Interests which are being transferred on the Initial Closing Date by such Seller); and

8.2.2
each of the Warranties is true, correct and not misleading in all material respects on each Closing Date with respect to the facts and circumstances existing at such time (and to the extent only that such Warranties relate to the relevant Seller and any Aircraft, Transferring Company (including, where relevant, any Transferring Subsidiary of such Transferring Company) and/or Transferring Trust (including, where relevant, any Transferring Subsidiary of such Transferring Trust) or the Aircraft Interests which are being transferred on such Closing Date by such Seller).

Each Seller acknowledges that the Issuers have entered into this Agreement and the Related Documents to which it is a party and the Other Transaction Documents to which it is a party in reliance upon (inter alia) the accuracy of each of the Warranties.

8.3	Separate and Independent:

Each of the Warranties shall be construed as a separate and independent representation and warranty and shall not be limited or restricted by reference to the terms of any other provision of this Agreement or any other Warranty.

8.4	Notice and Remedy for Breach:

8.4.1
At any time after the Closing of any Aircraft or Aircraft Interest, upon becoming aware of any breach of Warranty, the relevant Seller shall notify the Issuers or the Issuers shall be entitled to deliver to such Seller a notice specifying the Warranty or Warranties which is or are untrue or incorrect by reference to the facts and circumstances subsisting at the relevant Closing Date with details of such facts or circumstances (a Breach Notice).

8.4.2
The relevant Seller shall, on receipt or delivery by such Seller or applicable Issuer of a Breach Notice, have a period of 30 days (or such longer period as the Issuers may agree in writing) from the date of receipt by such Seller or the Issuer, as applicable, of the Breach Notice to remedy the matter giving rise to the breach of Warranty (if capable of remedy) specified in such Breach Notice.

8.5	Disclaimer:

SAVE AS EXPRESSLY PROVIDED IN CLAUSE 8, SCHEDULE 1 AND THE OTHER TRANSACTION DOCUMENTS, NO SELLER MAKES ANY WARRANTIES, GUARANTEES OR REPRESENTATIONS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE AIRCRAFT, AIRCRAFT INTERESTS OR SHARES OR ANY OF THEM. EACH ISSUER HEREBY WAIVES RELEASES AND RENOUNCES ALL WARRANTIES, OBLIGATIONS AND LIABILITIES OF EACH SELLER NOT EXPRESSLY PROVIDED IN CLAUSE 8, SCHEDULE 1 AND THE OTHER TRANSACTION DOCUMENTS INCLUDING BUT NOT LIMITED TO (1) ANY IMPLIED WARRANTY AS TO THE DESCRIPTION, AIRWORTHINESS, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, VALUE, CONDITION, DESIGN, USE OR OPERATION OF THE AIRCRAFT OR ANY PAST PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE OR OTHERWISE, (2) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT (INCLUDING STRICT LIABILITY), AND (3) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, FOR ANY LIABILITY OF ANY LESSEE TO ANY THIRD PARTY, FOR ANY LIABILITY OF THE ISSUERS TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES; AND ALL SUCH WARRANTIES, GUARANTEES, REPRESENTATIONS, OBLIGATIONS, LIABILITIES, RIGHTS, CLAIMS OR REMEDIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED.

9.	INDEMNITIES

9.1	Indemnities

9.1.1
The Issuers hereby jointly and severally agree to indemnify each Seller and their respective Affiliates, and any of their successors and assigns, officers, directors, servants, agents and employees (each a Seller Indemnified Party) from and against any claims, damages, losses, costs, expenses, fees (including reasonable counsel’s fees), payments, demands, liabilities, actions, proceedings, penalties or fines (together, the Losses) which any Seller Indemnified Party may incur or suffer, (i) in relation to any Aircraft or Aircraft Interest to the extent it is attributable to the period from and after the Closing for the relevant Aircraft or Aircraft Interest (subject to the provisions of Section 5.1 hereof) or (ii) in relation to any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Issuer Group pursuant to this Agreement (together the Issuer Indemnity), provided that the Issuer Indemnity provided pursuant to this Clause 9.1.1 shall not extend to any claim on account of any Taxes (which shall be subject to Clause 10.1) and provided further that the Issuer Indemnity shall not extend to Losses arising from (x) the gross negligence, fraud or willful misconduct of any Seller Indemnified Party or (y) any misrepresentation or breach of warranty, covenant or agreement made by or to be performed by any Seller Indemnified Party pursuant to this Agreement.

9.1.2
Each Seller, severally and not jointly, hereby agrees to indemnify the Issuers, each Issuer Group Member and their respective Affiliates, and any of their successors and assigns, officers, directors, servants, agents and employees (each an Issuer Indemnified Party) from and against any Losses which any Issuer Indemnified Party may incur or suffer, (i) in relation to any Aircraft or Aircraft Interest such Seller sells hereunder to the extent it is attributable to the period prior to the Closing for such Aircraft or Aircraft Interest (subject to the provisions of Section 5.1 hereof) or (ii) in relation to any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such Seller pursuant to this Agreement (together the Seller Indemnity), provided that the Seller Indemnity provided pursuant to this Clause 9.1.2 shall not extend to any claim on account of any Taxes (which shall be subject to Clause 10.1) and provided further that the Seller Indemnity shall not extend to Losses arising from (x) the gross negligence, fraud or willful misconduct of any Issuer Indemnified Party or (y) any misrepresentation or breach of warranty, covenant or agreement made by or to be performed by any Issuer Indemnified Party pursuant to this Agreement.

9.2	Notice of Claims:

9.2.1
Subject to Section 9.2.2, a Seller Indemnified Party or an Issuer Indemnified Party (each an Indemnified Party), as the case may be, shall give the Issuers and any relevant Seller (as the case may be) (the Indemnifying Party) notice of any matter which such Indemnified Party has determined has given, or could give, rise to a right of indemnification under this Agreement, within ninety (90) days of such determination. The notice shall state the amount of the Loss, if known, and the method of its calculation and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

9.2.2
If an Indemnified Party receives written notice of any third party claim or potential claim (Third Party Claim) against it which is or may be the subject of a claim by it under the Issuer Indemnity or the Seller Indemnity (as the case may be), the obligations and liabilities of the Indemnifying Party under this Clause 9 shall be subject to the following terms and conditions:

(1)
the Indemnified Party shall give written notice thereof to the Indemnifying Party within sixty (60) days of receipt of such notice provided that failure to give such notice shall not release the Indemnifying Party from any of its obligations under this Clause 9 except to the extent it has been materially prejudiced by such failure;

(2)
the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim and take such further action to contest, resist or appeal the validity, applicability and amount of such claim in appropriate administrative or judicial proceedings either:

(a)
in the name of the Indemnified Party (provided that the Indemnifying Party shall indemnify and secure the Indemnified Party to its reasonable satisfaction against all losses costs damages and expenses which may be incurred thereby), or

(b)	in its own name,

in either case, at its own expense and through retaining legal advisers of its choice provided that it gives notice of its intention to do so to the Indemnified Party within five (5) Business Days of receipt of the notice of such Third Party Claim from the Indemnified Party; provided however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same legal advisers to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own legal advisers, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises its right hereunder to undertake the defense of any such Third Party Claim, the Indemnified Party shall co-operate with the Indemnifying Party in such defense as is reasonably required by the Indemnifying Party. In the event that the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall co-operate with the Indemnified Party in such defense as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party and no such Third Party Claims may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, in each case not to be unreasonably withheld or delayed, unless such settlement will not result in (a) any judgment or finding of liability, guilt or wrongdoing (whether civil, criminal or regulatory) in respect of the Indemnified Party, (b) any penalty, fine or other payment by the Indemnified Party, or the imposition of any Lien on, or any risk of forfeiture of the assets of, the Indemnified Party and (c) any commercial, legal, regulatory or competitive disadvantage for the Indemnified Party.

9.3	To Be Made Free From Deductions:

All sums payable under or pursuant to the Issuer Indemnity or the Seller Indemnity shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law the Indemnifying Party shall be obliged to pay to the Indemnified Party such sums as will after such deduction or withholding have been made leave the Indemnified Party (including any deduction or withholding applicable to additional sums payable under this clause) with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding together with interest on the amount payable by the Indemnifying Party under this Clause at a rate equal to the weighted average rate of interest in respect of the Initial Notes at such time until payment by the Indemnifying Party of such amount is made (both before and after judgment). If any sum payable by the Indemnifying Party under or pursuant to the Issuer Indemnity or the Seller Indemnity is subject to Tax (other than any tax imposed or measured by net income or profits by a jurisdiction in which the recipient is organized or incorporated or resident for tax purposes) in the hands of the Indemnified Party the same obligation to make an increased payment shall apply in relation to such Tax liability as if it were a deduction or withholding required by law. For the avoidance of doubt, the parties hereby agree and confirm that any Indemnifying Party shall not be under any obligation to make any payment to any Indemnified Party under this Clause 9.3 to the extent that the Indemnified Party would be in a better position than if no payment by way of indemnity was required to be made.

9.4	Recovery From Third Parties:

If an Indemnified Party recovers any sum from a third party in respect of or relating to a Tax liability which has been the subject of a successful claim by such Indemnified Party against an Indemnifying Party, such Indemnified Party shall, as soon as reasonably practicable thereafter reimburse to the Indemnifying Party an amount equal to the sum recovered in respect of that claim (less any withholding applicable).

9.5	VAT / Consumption Tax:

9.5.1
Each amount that the Issuer Group must pay under this Agreement is stated inclusive of VAT. If VAT is payable in respect of any amount payable under this Agreement, the applicable Seller shall pay (and bear the cost of) any such VAT to the relevant tax authority and such Seller shall only be entitled to recover any such VAT from the Issuer Group in accordance with Clauses 9.5.2 and 9.5.3 below.

9.5.2
The applicable Seller’s entitlement to recover from the Issuer Group any VAT arising pursuant to this Clause 9.5 shall be limited to the VAT amount in respect of which the Issuer Group has received a corresponding refund or other form of credit from the relevant Governmental Authority.

9.5.3
To the extent that it is necessary to obtain a refund of VAT arising in respect of an amount payable under this Agreement, the applicable Issuer Group Member shall register for VAT in the relevant jurisdiction and take all reasonable steps to recover such VAT, except, in the case of any VAT, to the extent that, in the Issuer Group Member’s reasonable judgment any such action would subject such Issuer Group Member to any material unreimbursed cost or expense (which such Issuer Group Member would not have otherwise being required to bear) or would materially prejudice the legal or commercial position of such Issuer Group Member.

10.	TAXES

10.1	Tax Indemnity

Each Seller hereby severally and not jointly agrees to pay all, and hereby agrees to indemnify the relevant Issuer Group Member for (i) any Taxes imposed on or with respect to such Issuer Group Member and the Aircraft and/or Aircraft Interest being sold by such Seller to such Issuer Group Member or that is otherwise payable by such Issuer Group Member for any period (or portion thereof) ending on or before the Closing of the sale of such Aircraft or Aircraft Interest (together with any Taxes resulting as a consequence of an event occurring on or before such a date), other than Taxes addressed by clause (iii) below, (ii) any Taxes imposed on or with respect to net income or gain resulting from such Seller’s sale of the related Aircraft or Aircraft Interest and (iii) any cost, loss or expense incurred as a result of any Taxes imposed on such Issuer Group Member (or any assignee or successor thereto) or on the relevant Aircraft, Aircraft Interest, this Agreement or Other Transaction Documents as a result of (A) the execution of, delivery of or performance under this Agreement (including, without limitation, any Taxes incurred in connection with the transfer of title to any Aircraft or Aircraft Interest), (B) the delivery of such Aircraft or Aircraft Interest, (C) any required re-registration of title to or the lease of such Aircraft with any Government Entity that is necessary or advisable to reflect or record the Operative Documents or the events occurring pursuant to the this Agreement or Other Transaction Documents, (D) the sale by such Seller of the applicable Aircraft or Aircraft Interest hereunder, in each case, other than (x) Taxes that the relevant Lessee is liable to pay or reimburse such Issuer Group Member under the relevant Lease and/or the Other Transaction Documents or (y) Taxes resulting from the gross negligence or willful misconduct of such Issuer Group Member.

10.2
If any Seller or Issuer Group Member is notified of the commencement of any audit or other administrative or judicial proceeding in respect of Taxes for which an indemnity may be sought pursuant to this Clause 10, then such receiving party shall inform the other party and the Issuers (unless the Issuers received the relevant notice) in writing of such proceeding within forty five (45) days after the relevant notice was received by the receiving party, and the receiving party shall give the other party such information with respect thereto as the other party may reasonably request; provided that the failure of an Issuer Group Member to so inform another party shall not limit such Issuer Group Member’s rights to indemnification under this Clause 10, except as provided in the last sentence of this Clause 10.3. The party required to indemnify the other party for such Taxes pursuant to this Clause 10 (the Tax Indemnifying Party) may discharge, at any time, its indemnification obligation under this Clause 10 by paying to the other party or the relevant taxing authority, as the case may be, the amount payable pursuant to this Clause 10. Except in cases where the Tax Indemnifying Party have discharged their obligations pursuant to the preceding sentence, the Tax Indemnifying Party may, at its own expense, take control of the conduct of any such audit or other administrative or judicial proceeding unless otherwise prohibited by applicable law (in which case, the Tax Indemnifying Party shall be entitled to participate in the conduct of such audit or other administrative or judicial proceeding); provided, however, that if the Tax Indemnifying Party enters into any settlement of such audit or other administrative or judicial proceeding, and such settlement results in an increase in Taxes under this Clause 10, then the Tax Indemnifying Party shall indemnify and hold harmless the relevant Issuer Indemnified Party against such increase. If the Tax Indemnifying Party takes control of the conduct of such audit or other administrative or judicial proceeding, the Tax Indemnifying Party shall have the sole discretion as to the conduct of such audit or other proceeding; provided that the relevant Seller at its request may participate in (but no control) such proceeding. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any claim, the applicable Seller and Issuer Group Member shall cooperate in the defense or prosecution thereof. No Tax Indemnifying Party shall be liable under this Clause 10 for any settlements effected without its consent (not to be unreasonably withheld), or resulting from any audit or other administrative or judicial proceeding to the extent (but only to the extent) any failure to notify the Tax Indemnifying Party of such audit or other administrative or judicial proceeding materially prejudices such Tax Indemnifying Party from contesting the Tax in which the Tax Indemnifying Party is responsible under this Clause 10.

10.3
Each Seller and each Issuer Group Member agree to treat sales with respect to each Aircraft and Aircraft Interest hereunder as occurring on the relevant Closing Date for U.S. and Irish corporate income tax purposes.

10.4
The applicable Seller and Issuer Group Member of any Aircraft or Aircraft Interest shall act reasonably in agreeing to the delivery location for the relevant Aircraft, which shall be in a jurisdiction where both such Seller and Issuer Group Member have determined, in each of their sole but reasonable discretion, that there are no material Taxes (other than net or overall gross income Taxes imposed on such Seller) that would be imposed upon either or both Issuers, such Issuer Group Member, such Seller (including by application of this Clause 10) or such Aircraft as a result of the transfer of title to, or the beneficial interest in, the applicable Aircraft or Aircraft Interest to such Issuer Group Member. Notwithstanding anything to the contrary herein, such Issuer Group Member’s agreement (or lack of objection) to any delivery location shall not prejudice, impair, limit or otherwise modify such Issuer Group Member’s rights to indemnification under this Clause 10. The Issuers and the relevant Issuer Group Member both covenant that they shall timely pay (or shall cause the timely payment of) all Transfer Taxes.

10.5
Each Seller hereby covenants that any tax sharing agreements, tax settlement agreements, arrangements, policies or guidelines, formal or informal, express or implied that may exist between any relevant Transferring Company (including, where relevant, any Transferring Subsidiary of such Transferring Company) or Transferring Trust (including, where relevant, any Transferring Subsidiary of such Transferring Trust) and such Seller or any Affiliate thereof (a Tax Sharing Agreement) shall terminate as of the Closing Date and, except as specifically provided herein, any obligation to make payments by any party under any Tax Sharing Agreement shall be cancelled as of the Closing Date.

11.	LIMITATIONS ON WARRANTIES AND INDEMNITIES

11.1	Time Limit on Claims:

No claim arising out of the sale of the Aircraft, the Beneficial Interests in any Transferring Trust or the Shares in any Transferring Company shall be brought by the Issuers in respect of any breach of the Warranties unless the notice in writing of such claim (specifying in reasonable detail (a) the event matter or default which gives rise to the claim, (b) the breach that results and (c) the amount claimed) has been given to or delivered by the Issuers to the relevant Seller not later than one (1) year after the applicable Closing Date, after which period no claim in respect thereof, pursuant to an indemnity contained herein or otherwise, may be brought against a party hereto, unless notice of a claim of inaccuracy thereof was given prior to the close of such period; provided that no such time limit shall apply in respect of any breach of any Warranty contained in paragraphs 4 and 8.2 of Part 1 of Schedule 1 (collectively, the “Unlimited Warranties”) and; provided further that the applicable time limit in respect of the breach of any Warranty contained in paragraph 6.3 of Part 2 of Schedule 1 or paragraph 1.3 of Part 3 of Schedule 1 shall be the later of (x) one year after the applicable Closing Date and (y) the expiration of the Lease in effect on the date hereof entered into by such Transferring Trust or Transferring Company.

11.2	Financial Limit on Claims:

Notwithstanding anything to the contrary contained in this Agreement or any Other Transaction Document the maximum aggregate liability of:

11.2.1
all Sellers and their respective Affiliates arising out of or resulting from or by reason of any claims under or pursuant to (i) the Warranties, and/or (ii) this Agreement shall not exceed $250,000,000 in the aggregate; provided that no financial limit shall apply to any claim in respect of any Unlimited Warranty;

11.2.2
the Issuer Group arising out of or resulting from or by reason of any claims under or pursuant to (i) the Issuer Warranties, (ii) the Issuer Indemnity and/or (iii) this Agreement shall not exceed the sum of the Base Purchase Prices of all Aircraft.  Each Seller hereby agrees and acknowledges, on behalf of itself and each other Seller Indemnified Party, that any Seller Indemnified Party shall be entitled to payment of a claim under the Issuer Indemnity only to the extent there are sufficient funds available therefor in accordance with the provisions of Section 3.09(a) or (b) (as applicable) of the Indenture and only after payment of any Prior Ranking Amounts; and

11.2.3
the Sellers and their respective Affiliates shall only be liable in respect of any claims under or pursuant to (i) the Warranties, and/or (ii) this Agreement, in each case if the aggregate liability of such Persons for any individual claim would exceed in aggregate $100,000. In the event that such claim exceeds $100,000, such Persons shall be liable (subject to Sections 9, 10 and 11) for the full amount of such claim.

12.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER GROUP

Warranties in Terms of Schedule 2: the Issuer Group hereby represents, warrants and undertakes to each Seller in the terms of the Issuer Warranties.

13.	ADDITIONAL COVENANTS AND AGREEMENTS

13.1	Further Action:

At the request of the Issuers, the applicable Seller shall undertake commercially reasonable efforts to (and shall undertake commercially reasonable efforts to procure that any other necessary parties shall) execute all such documents, and do all such acts and things as may reasonably be required by the Issuers subsequent to the date hereof and to any Closing of the sale of an Aircraft or an Aircraft Interest in order to perfect the right, title and interest of the applicable Issuer Group Member to and in such Aircraft or Aircraft Interest and, in the case of the sale of Shares in any Transferring Company, to procure the registration of the applicable Issuer Group Member as the registered holder(s) of the relevant Shares in such Transferring Company. The applicable Seller shall deliver supplements to the Disclosure Letter for approval by the applicable Issuer as and when necessary to ensure that information therein relating to the Remaining Aircraft and related Aircraft Interests, if any, is accurate and current, and to the extent that any such supplement approved by the applicable Issuer includes any disclosure in respect of any Events of Default that have occurred and are then continuing (as such term is defined in any relevant Lease or any similar term) under any Lease, the applicable Issuer shall provide written notice of the same to the Rating Agencies.

13.2	Manufacturers’ Warranties/ Further Assurance:

In connection with a transfer under Clause 2.2.3, the applicable Seller agrees to assign, or, to procure that its Affiliates or the relevant Aircraft Owner assign, as the case may be, to the relevant Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) or Transferring Trust (or any relevant Transferring Subsidiary of such Transferring Trust) or to the applicable Issuer or applicable Issuer Group Member, to the extent permitted by law, any of its rights and benefits under any manufacturers’ warranties, engine restoration agreements and service life policies still in effect to the extent that they (a) relate to the Aircraft (both Airframe and Engines relating to such Aircraft) that is the subject of such transfer, (b) have not already been assigned to any relevant Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) or Transferring Trust  (or any relevant Transferring Subsidiary of such Transferring Trust) or Issuer or such Issuer Group Member, as the case may be and (c) have material value remaining. Within 90 days of the applicable Closing Date, each Seller agrees to obtain the consent from the relevant manufacturer to the assignments referred to above and to take all appropriate action which may be reasonably necessary or advisable to carry out any of the provisions hereof in respect of the relevant Aircraft.

14.	CONDITIONS

14.1	Conditions To Obligations of Sellers:

The obligations of the relevant Seller under this Agreement in relation to the sale of any Aircraft or Aircraft Interest are conditional upon satisfaction or waiver by the relevant Seller of the following conditions on or prior to the applicable Closing of the sale and purchase of that Aircraft or Aircraft Interest:

14.1.1	the conditions set forth in Clause 3 with respect to such Aircraft or Aircraft Interest shall have been satisfied;

14.1.2
in the case of a Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) compliance with rules regarding provision of financial assistance, if any, in the jurisdiction of incorporation of such Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company), to include in the case of any Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) which is incorporated in Ireland compliance with the procedure set out in section 82 of the Irish Companies Act 2014;

14.1.3
unless consented to by the applicable Issuer, no enactment, amendment or modification to a statute, order or statutory instrument passed after the date of this Agreement shall have caused any Warranty of the applicable Seller to be untrue or incorrect;

14.1.4
all authorizations, consents, orders and approvals of Government Authorities and officials listed in the Disclosure Letter (as updated pursuant to Clause 13.1) having been obtained in form and substance reasonably satisfactory to the applicable Seller;

14.1.5
the representations and warranties of the Issuer Group contained in Schedule 2 being true and correct in all material respects when made and on the applicable Closing Date, other than such representations and warranties as are made on another date, and the covenants and agreements contained in this Agreement to be complied with by the Issuer Group on or before Closing having been complied with in all material respects, and such Seller having received a duly executed certificate of the applicable Issuer Group Member to such effect on the date of such Closing;

14.1.6
no Action having been commenced by or before any Governmental Authority against any Seller, the Issuer Group, such Transferring Trust (or any relevant Transferring Subsidiary of such Transferring Trust) or Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) or any of them seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the applicable Seller, is likely to render it impossible or unlawful for any of the parties to perform their obligations hereunder, provided however that this condition shall not apply to any Action directly or indirectly solicited or encouraged by such Seller;

14.1.7
the applicable Issuer or applicable Issuer Group Member having performed or having satisfied in all material respects all covenants, agreements and conditions on its part to be performed or satisfied by it under this Agreement and no material default on the part of the applicable Issuer Group Member having occurred and being still in existence, or resulting from the execution, delivery or performance of this Agreement under any Other Transaction Document;

14.1.8
receipt of a copy of the resolution of the board of directors of the applicable Issuer or applicable Issuer Group Member duly authorizing the execution, delivery and performance by the such Issuer or such Issuer Group Member of this Agreement  and the transactions contemplated hereby and thereby;

14.1.9
receipt of a certificate of a director or of the secretary of the applicable Issuer or applicable Issuer Group Member certifying the names and signatures of each of the directors or other officers of such Issuer or such Issuer Group Member authorized to sign this Agreement and the documents to be delivered hereunder and thereunder;

14.1.10	in the case of any Aircraft that is a Substitute Aircraft, receipt by the applicable Seller of any amounts owing to it pursuant to Clause 6.2; and

14.1.11
receipt of an insurance and, if applicable, reinsurance certificate in respect of the relevant Aircraft evidencing that the relevant Seller and such other persons as such Seller shall specify are named as an additional insureds for liability insurances for the tail period set forth in the relevant Lease.

14.2	Conditions To Obligations of The Issuer Group:

The obligations of the Issuer Group under this Agreement in relation to the purchase of any Aircraft or Aircraft Interest are conditional upon satisfaction or waiver by the Issuers of the following conditions with respect to that Aircraft or Aircraft Interest on or prior to the Closing of the sale and purchase of that Aircraft or Aircraft Interests, provided that none of such conditions may be waived unless the Issuers have provided prior written notification to the Rating Agencies provided further that the Warranties of the relevant Seller shall only be made with respect to each Aircraft and related Lease, Seller, Transferring Trust (and, where relevant, any Transferring Subsidiary of such Transferring Trust) or Transferring Company (and, where relevant, any Transferring Subsidiary of such Transferring Company) which is being transferred by such Seller to an Issuer Group Member on such Closing Date:

14.2.1	the conditions set forth in Clause 3 with respect to such Aircraft or Aircraft Interest shall have been satisfied;

14.2.2
in the case of a Transferring Company and any Transferring Subsidiary of such Transferring Company, compliance with rules regarding provision of financial assistance, if any, in the jurisdiction of incorporation of such Transferring Company and Transferring Subsidiary;

14.2.3
the relevant Seller, Transferring Trust (or any relevant Transferring Subsidiary of such Transferring Trust) or Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) being the owner of the Aircraft specified in the applicable Delivery Notice (or, in the case of a Transferring Title Aircraft which is a Non-Owned Aircraft, having the right upon valid tender by the relevant Aircraft Owner pursuant to the terms of the relevant Aircraft Purchase Agreement to take title (or nominate another Person to take title) to such Aircraft);

14.2.4
all authorizations, consents, orders and approvals of Government Authorities and officials listed in the Disclosure Letter (as updated pursuant to Clause 13.1 hereof) having been obtained in form and substance reasonably satisfactory to the Issuers;

14.2.5
subject to such matters as may be disclosed in the Disclosure Letter (as updated pursuant to Clause 13.1 hereof), the Warranties being true and correct in all material respects on the applicable Closing Date, other than such Warranties as are made on another date, and the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the relevant Closing having been complied with in all material respects in relation to such Aircraft, Seller, Transferring Trust (and any relevant Transferring Subsidiary of such Transferring Trust) or Transferring Company (and any relevant Transferring Subsidiary of such Transferring Company) and the applicable Issuer Group Member having received a duly executed certificate from the relevant Seller to such effect on the date of such Closing;

14.2.6
no Action having been commenced or threatened by or before any Governmental Authority against the relevant Seller, the Issuer Group, any relevant Transferring Trust (or any relevant Transferring Subsidiary of such Transferring Trust) or Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) or any of them seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Issuers reasonably believe is likely to render it impossible or unlawful for any of the parties to perform their obligations hereunder; provided however that this condition shall not apply to any Action solicited or encouraged by the Issuers or any other Issuer Group Member;

14.2.7
the Other Transaction Documents relating to such Aircraft, Transferring Company (and any relevant Transferring Subsidiary of such Transferring Company) or Transferring Trust (and any relevant Transferring Subsidiary of such Transferring Trust) or the relevant Seller having been duly entered into and having become unconditional in all respects save for any conditions relating to this Agreement or the satisfaction of the conditions precedent hereunder;

14.2.8	receipt of copies of the reports of the Appraisers (including, if applicable, with respect to Substitute Aircraft);

14.2.9	receipt of the Disclosure Letter, if any, (including any updated and/or supplements to the applicable Closing Date) in form and substance reasonably satisfactory to the Issuers;

14.2.10
receipt of a broker’s letter and insurance certificate with respect to the relevant Aircraft, if any, owned by such Seller (or, in the case of a Transferring Title Aircraft which is a Non-Owned Aircraft, which the Seller has the right upon valid tender by the relevant Aircraft Owner pursuant to the terms of the relevant Aircraft Purchase Agreement to take title (or nominate another Person to take title) to such Aircraft), Transferring Trust (or any relevant Transferring Subsidiary of such Transferring Trust) or Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) evidencing compliance with the requirements set forth in Exhibit D of the Indenture and the related Lease;

14.2.11
receipt of evidence (including the results of any applicable customary lien search) satisfactory to the applicable Issuer Group Member that there are is no mortgage, charge, pledge of or other security over the Aircraft or over the Shares in such Transferring Company (or any relevant Transferring Subsidiary of such Transferring Company) or the Beneficial Interest in such Transferring Trust (or any relevant Transferring Subsidiary of such Transferring Trust) (as the case may be), or that any such security has been released (or will be released after Closing in a manner reasonably satisfactory to the Issuers);

14.2.12
a copy of the organizational or constitutional documents of each relevant Transferring Company (and any Transferring Subsidiary of such Transferring Company) or Transferring Trust (and any relevant Transferring Subsidiary of such Transferring Trust), if any, certified as of such Closing Date to be a true, complete and up-to-date copy by a director, manager, secretary or other officer of such Transferring Company (or any Transferring Subsidiary of such Transferring Company) or Transferring Trust (or any relevant Transferring Subsidiary of such Transferring Trust), as applicable, and in a form satisfying the requirements of the Indenture;

14.2.13
a copy of resolutions of the directors and/or board of managers or other applicable governing body of the relevant Seller (and, if different, any applicable Aircraft Owner and/or Trustor), in each case certified as of such Closing Date to be a true, complete and up to date copy and as being in full force and effect and not amended or rescinded by a director, manager, secretary or other officer of the relevant Seller (and, if different, any applicable Aircraft Owner and/or Trustor), approving or authorizing the transactions contemplated by this Agreement, including an incumbency certificate (or equivalent document) of the Person or Persons authorized to execute and deliver on behalf of such relevant Seller (and, if different, any applicable Aircraft Owner and/or Trustor) this Agreement and any notices or other documents to be given pursuant hereto or thereto;

14.2.14	The following legal opinions in the Agreed Form shall be delivered dated as of the applicable Closing Date:

(a)
an opinion of counsel as to the laws of the jurisdiction of such Person in respect of the applicable Seller (and, if different, any applicable Aircraft Owner and/or Trustor) as to its incorporation, formation or registration and its execution, delivery and performance of the documents to which it is a party contemplated by this Agreement and related matters;

(b)
an opinion of counsel as to the laws of the jurisdiction of such Person in respect of any relevant Transferring Company (and any Transferring Subsidiary of such Transferring Company), Transferring Trust (and any relevant Transferring Subsidiary of such Transferring Trust) or the applicable Issuer Group Member (and as applicable, an Issuer) as to its incorporation, formation or registration and its execution, delivery and performance of the documents to which it is a party contemplated by this Agreement and related matters;

(c)
an opinion of independent or in-house counsel, as applicable, to the relevant Guarantor as to such Guarantor’s incorporation, formation or registration and such Guarantor’s execution, delivery and performance of the relevant Guaranty;

(d)	an opinion of New York counsel as to the enforceability of the documents governed by New York law entered into in connection with the Closing and related matters;

(e)	an opinion of counsel as to any applicable filings or registrations with the FAA and/or the International Registry as required under the Security Trust Agreement in connection with the Closing; and

(f)
an opinion of counsel as to the laws of the jurisdiction of the Lessee and the jurisdiction of registration of the Aircraft (if different) as to such matters in such jurisdiction as are contemplated in the Agreed Form thereof;

14.2.15
if, on the relevant Closing Date, any  Security Deposit or Maintenance Rent held or supported under the Lease for the relevant Aircraft is in the form of a letter of credit, guarantee, promissory note or other instrument, and not already issued in the name of the Servicer or any relevant Transferring Company, Transferring Trust or Transferring Subsidiary, the applicable Seller shall cause such letter of credit, guarantee or other instrument to be duly endorsed, amended or reissued in favor of the relevant Issuer Group Member within ninety (90) days of the relevant Closing Date;

14.2.16
any relevant Transferring Company (and any Transferring Subsidiary of such Transferring Company) or Transferring Trust (and any relevant Transferring Subsidiary of such Transferring Trust), or if none, the applicable Issuer Group Member, and the applicable Issuer shall have duly executed and delivered each document required by an Issuer Group Member under the Related Documents in connection with the Closing, including a Collateral Supplement or Grantor Supplement (as applicable), accession agreements and guaranties in the forms set forth in the Security Trust Agreement and agreements with the Service Providers, any powers of attorney in favor of a Service Provider required thereunder, an FAA security document (if applicable) and any local law security document required to be provided pursuant to the Security Trust Agreement;

14.2.17
in the case of a Transferring Company, the applicable Seller having delivered to the applicable Issuer Group Member a solvency certificate in respect of such Transferring Company and a solvency certificate in respect of such Seller, in each case in a form agreed with the applicable Issuer on the date hereof and on each Closing Date;

14.2.18
insofar as it has not been already provided to the applicable Issuer or applicable Issuer Group Member or is not held by a Transferring Company or Transferring Trust (or a subsidiary of it), receipt by the applicable Issuer or applicable Issuer Group Member of a copy of the applicable Lease relating to the Aircraft owned by or leased by (as applicable) the relevant Aircraft Owner, Transferring Trust or Transferring Company (or its subsidiaries), along with the tangible chattel paper original of such Lease (or if an original was never so designated or such original has been lost, a certificate from the applicable Seller to such effect) on the applicable Closing Date; and

14.2.19
all the conditions precedent to the effectiveness of the Novation Agreement, as applicable, for the applicable Aircraft which are expressed to be for the benefit of the Issuer Group Member shall have been satisfied.

14.3	Legal Opinions:

On the Initial Closing Date, the applicable Sellers shall deliver to the Issuers one or more legal opinions, in form and substance satisfactory to the Issuers and in the Agreed Form, in relation to, the true sale and valid contribution and valid transfer of title from the relevant Aircraft Owners, Trustors and Sellers in respect of the Aircraft or Aircraft Interests to be sold during the Delivery Period and other matters relating to consolidation under applicable laws, from local counsel to such Sellers.

14.4	Further Condition and Agreement:

The obligations of the relevant Sellers and the Issuer Group under this Agreement are further conditional upon no change having occurred after the date of this Agreement in any applicable law which would make it illegal for any party to this Agreement or the Other Transaction Documents or Related Documents to perform any of their respective obligations under this Agreement or such Other Transaction Documents or Related Documents; provided, however, that if any such change has occurred in relation to this Agreement, the parties shall co-operate and for such purposes use all reasonable endeavors to restructure their respective obligations under this Agreement so as to avoid the aforementioned illegality.

15.	MISCELLANEOUS

15.1	Waiver:

Any Seller or the Issuers may extend the time for the performance of any of the obligations or other acts of the other parties. Any such extension shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any Seller may waive any inaccuracies in the representations and warranties of the Issuer Group or any condition in Clause 14.1 hereof to the Closing of the sale of any Aircraft or Aircraft Interest. The Issuers may waive any inaccuracies in the representations and warranties of the Sellers made on any Closing Date or any condition to the Closing of the sale of any of the Aircraft or Aircraft Interests in Clause 14.2 hereof only after having provided prior written notification to the Rating Agencies. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure by any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

15.2	Notices:

Every notice, request, demand or other communication under this Agreement shall:

15.2.1
be in writing delivered personally, or by prepaid courier delivery services such as Federal Express, DHL or other similar services, or facsimile (confirmed, in the case of facsimile, by prepaid airmail letter sent within 24 hours of dispatch but so that non-receipt of such confirmation shall not affect in any way the validity of the facsimile in question). Notices may be sent by e-mail (including pdf or other attachment to e-mail) if the receiving party has provided the sending party an e-mail address in the address information at 15.2.3 below (as such address information may have been updated in accordance with this Clause 15);

15.2.2
be deemed to have been received, subject as otherwise provided in this Agreement in the case of an e-mail, upon the date the sender’s receipt of an acknowledgment from the intended recipient (such as by the return receipt requested function, return e-mail or other written acknowledgment), in the case of a facsimile, at the time of dispatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, (provided, however, that, in the case of a facsimile or an e-mail, if the date of dispatch is not a Business Day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such Business Day and provided further that such notice or communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient), and in the case of a letter, when delivered personally; provided, however, that if personal delivery or delivery by courier of a notice is tendered but refused, such notice shall be effective upon such tender; and

15.2.3	be sent:

if to the Sellers, to:

BBAM Aviation Services Limited
West Pier Business Campus
Dun Laoghaire
County Dublin A96 N6T7
Ireland
Attention:  Company Secretary
Fax:  (353) 1-231-1901
Telephone:  (353) 1-231-1900

and to:

BBAM US LP
50 California Street, 14th Floor
San Francisco, California 94111
Attention:  Senior Vice President, Corporate Legal
Fax:  (415) 512-1515
Telephone: (415) 267-1500

If to the Issuer Group, to:

Horizon Aircraft Finance III Limited
Maples Fiduciary Services (Ireland) Limited
32 Molesworth Street
Dublin 2 D02 Y512
Ireland
Attention: The Directors
Email: HorizonIIIABS@maples.com

and

Horizon Aircraft Finance III LLC
c/o Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike
Suite 302
Wilmington, DE 19807

15.3	Severability:

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are effected as originally contemplated to the greatest extent possible.

15.4	Assignment; Third Party Beneficiary:

This Agreement shall be binding upon and inure to the benefit of the successors of the parties but shall not be assignable by any Seller or the Issuers without the express written consent of the other parties (which consent may be granted or withheld in the sole discretion of such other parties provided however that the Issuers may assign this Agreement to the Security Trustee for the benefit of the Secured Parties (as defined in the Security Trust Agreement) and each Seller hereby acknowledges such assignment. Each Indemnified Party not party to this Agreement shall be an express third-party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof in its favor.

15.5	Amendment:

This Agreement may not be amended except (a) by an instrument in writing signed by or on behalf of the Sellers and the Issuers or (b) by a waiver in accordance with Clause 15.1 hereof; provided that any Seller may by notice to the other parties hereto notify such other parties that, in lieu of the transfer of a Transferring Company or Transferring Trust, it shall effect a title transfer of the relevant Aircraft, whereupon such Aircraft shall become a Transferring Title Aircraft and this Agreement shall be deemed amended accordingly.

15.6	Applicable Law and Jurisdiction:

15.6.1	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

15.6.2
Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement and each other Transaction Document or the transactions contemplated hereby or thereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Issuer agrees that the process by which any suit, action or proceeding in any such court is begun may be served on it by being delivered to Corporation Service Company (the “Agent”), 1180 Avenue of the Americas, Suite 210, New York, New York 10036 U.S.A., its designee, appointee and agent to receive, accept and acknowledge for and on its behalf such service of legal process. Without limiting the effect of the immediately preceding sentence, each of the parties hereto hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies to it or in any other manner permitted by Applicable Law.

15.6.3
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF OR THE OVERALL TRANSACTION BROUGHT BY ANY OF THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS.

15.6.4
Nothing in this Clause 15.6 limits the right of each of the parties hereto to bring proceedings against another party hereto in connection with this Agreement (i) in any other court of competent jurisdiction; or (ii) concurrently in more than one jurisdiction.

15.7	Survival After Closing:

The provisions of this Agreement in so far as the same shall not have been performed at any Closing shall remain in full force and effect notwithstanding such Closing.

15.8	Entire Agreement; Counterparts:

This Agreement, together with the Other Transaction Documents, and the other documents described herein or therein, including the Disclosure Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, and other communications between or among the parties, both oral and written, with respect thereto. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.9	Issuer Limited Recourse:

Notwithstanding any provision of this Agreement to the contrary, the recourse of the Sellers to the Issuers and the Issuer Group hereunder shall be limited to the assets of the Issuers and the Issuer Group which form part of the Collateral (as defined in the Security Trust Agreement). If the proceeds derived from the enforcement of its rights hereunder (subject to at all times the security interests granted by the Issuers in favor of the Security Trustee and the enforcement and realization of such interests by the Security Trustee) are insufficient to discharge in full the claims of the relevant Seller (as applicable) hereunder, then the claims of such Seller (as applicable) hereunder in respect of any outstanding amounts and obligations shall be extinguished and shall not revive and such Seller shall not take any further action against the Issuers or any member of the Issuer Group to recover any sum in respect of such amounts and obligations and no debt shall be owed by any Issuer or any member of the Issuer Group to such Seller in respect of such amounts or obligations. In particular, no Seller or any other party acting on their behalf may institute, or join with any other person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) or for the appointment of an examiner, liquidator or analogous person in relation to the Issuers or any member of the Issuer Group or seek before any court or government agency to have any shareholder, director or officer of any Issuer or any member of the Issuer Group held liable for any action or inaction of the Issuers or any member of the Issuer Group under this Agreement. The provisions of this Clause 15.9 shall survive termination of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF the parties have executed this Agreement on the date written above.

ZIRCON AIRCRAFT LEASING LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

FLY AIRCRAFT HOLDINGS EIGHT LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

FLY AIRCRAFT HOLDINGS THRITY-THREE LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

WELLS FARGO TRUST COMPANY, NATIONAL ASSOCIATION, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS OWNER TRUSTEE OF THE 737 MSN 35070 TRUST

By:	/s/ Harold Bear
Name: Harold Bear
Title: Assistant Vice President

[Purchase Agreement - Signature Page]

GARNET AIRCRAFT LEASING LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

FLY AIRCRAFT HOLDINGS TWENTY-SEVEN LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

INCLINE B IRISHCO THREE LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

MERAH AIRCRAFT 4 LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

[Purchase Agreement - Signature Page]

INCLINE AVIATION 3 LLC

By:	/s/ Brian Cook
Name: Brian Cook
Title: Vice President

INCLINE AVIATION 1 LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

SAP MERIDIAN AVIATION 27 LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

WELLS FARGO TRUST COMPANY, NATIONAL ASSOCIATION, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS OWNER TRUSTEE OF THE B&B AIR FUNDING MSN 34704 TRUST

By:	/s/ Harold Bear
Name: Harold Bear
Title: Assistant Vice President

[Purchase Agreement - Signature Page]

BABCOCK & BROWN AIR ACQUISITION I LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

INCLINE AVIATION 2 LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

INCLINE AVIATION 8 LIMITED

By:	/s/ Declan Cotter
Name: Declan Cotter
Title: Director

HORIZON AIRCRAFT FINANCE III LIMITED

By:	/s/ Michael Kriedberg
Name: Michael Kriedberg
Title: Director

HORIZON AIRCRAFT FINANCE III LLC

By:	/s/ Colm Davis
Name: Colm Davis
Title: Director

[Purchase Agreement - Signature Page]